Exhibit 99

STATE OF RHODE ISLAND	SUPERIOR COURT
PROVIDENCE, SC.

Manticore Properties, LLC

Plaintiff

vs.	P.B. #12-2873

Old Stone Corporation

Defendant

NOTICE TO ALL CREDITORS, COMMON STOCKHOLDERS AND

 OTHER PARTIES IN INTEREST OF BAR ORDER AND DEADLINE FOR FILING

PROOFS OF CLAIM OR INTERESTS AS COMMON STOCKHOLDERS

Please take Notice that Allan M. Shine has been appointed Permanent Receiver of Old Stone Corporation (the “Defendant”) to wind up all remaining affairs of the Defendant and dissolve the Defendant. An Order Appointing Permanent Receiver was entered by the Court on July 16, 2012 that contains, inter alia, the following provisions:

“14. That the commencement, prosecution, or continuance of the prosecution, of any action, suit, arbitration proceeding, hearing, or any foreclosure, reclamation or repossession proceeding, both judicial and non-judicial, or any other proceeding, in law, or in equity or under any statute, or otherwise, against said Defendant or any of its property, in any Court, agency, tribunal, or elsewhere, or before any arbitrator, or otherwise by any creditor, stockholder, corporation, partnership or any other person, or the levy of any attachment, execution or other process upon or against any property of said Defendant, or the taking or attempting to take into possession any property in the possession of the Defendant or of which the Defendant has the right to possession, or the interference with the Receiver’s taking possession of or retaining possession of any such property, or the cancellation at any time during the Receivership proceeding herein of any insurance policy, lease or other contract with Defendant, by any of such parties as aforesaid, other than the Receiver designated as aforesaid, or the termination of telephone, electric, gas or other utility service to Defendant, by any public utility, without obtaining prior approval thereof from this Honorable Court, in which connection said Receiver shall be entitled to prior notice and an opportunity to be heard, are hereby restrained and enjoined until further Order of this Court.”

NOTICE OF DEADLINE TO FILE PROOFS OF CLAIMS AND PROOFS OF COMMON STOCKHOLDER INTERESTS:

The Order also requires all creditors to file a Proof of Claim and all holders of common stock in the Defendant to file a Proof of Interest with the Receiver, Allan M. Shine, c/o Chace Ruttenberg & Freedman, LLP, One Park Row, Providence, RI 02903, on or before November 20, 2012. A Proof of Claim Form and a Proof of Interest Form can be downloaded from the website wslf-law.com, receivership assets link: Old Stone Corporation.

NOTICE OF BAR DATE TO CREDITORS AND COMMON STOCKHOLDERS:

ANY CREDITORS WHO FAIL TO TIMELY FILE A PROOF OF CLAIM WILL BE FOREVER BARRED FROM RECEIVING PAYMENT AS A CREDITOR OF THE DEFENDANT. ANY COMMON STOCKHOLDERS OF DEFENDANT WHO FAIL TO TIMELY FILE A PROOF OF INTEREST WILL RECEIVE NO FURHTER NOTICE OF THE RECEIVERSHIP PROCEEDING AND ANY ACTIONS BEING TAKEN THEREIN. FAILURE TO FILE SUCH PROOFS OF CLAIM AND SUCH PROOFS OF INTEREST WILL ADVERSELY AFFECT YOUR RIGHTS. ALL PROOFS OF CLAIMS AND ALL PROOFS OF COMMON STOCKHOLDER INTERESTS MUST BE FILED WITH THE RECEIVER AT THE ABOVE ADDRESS ON OR BEFORE NOVEMBER 20, 2012.

ENTER:	BY ORDER:

/s/ Michael A. Silverstein	_________________
Michael A. Silverstein, Associate Justice	Clerk, Superior Court
Dated: 7/16/2012